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                                                                    EXHIBIT 5.2

                       [HAYNES & BOONE, LLP LETTERHEAD]


February 3, 1998



Kitty Hawk, Inc.
Kitty Hawk Aircargo, Inc.
Kitty Hawk Charters, Inc.
Aircraft Leasing, Inc.
American International Airways, Inc.
American International Travel, Inc.
O.K. Turbines, Inc.
Flight One Logistics, Inc.
Kalitta Flying Services, Inc.
P.O. Box 612787
1515 West 20th Street
D/FW International Airport, Texas 75261

       Re: Offer by Kitty Hawk, Inc., Kitty Hawk Aircargo, Inc., a Texas corporation, Kitty Hawk Charters, Inc., a Texas corporation, Aircraft Leasing, Inc., a Texas corporation, American International Airways, Inc., a Michigan corporation, American International Travel, Inc., a Michigan corporation, O.K. Turbines, Inc., a Michigan corporation, Flight One Logistics, Inc., a Michigan corporation, and Kalitta Flying Services, Inc., a Michigan corporation, to exchange 9.95% Senior Secured Notes Due 2004 and the Guarantees thereof for any and all of 9.95% Senior Secured Notes Due 2004 and the Guarantees thereof

Ladies and Gentlemen:

We have acted as special counsel to Kitty Hawk, Inc. (the "COMPANY") and its subsidiaries, Kitty Hawk Aircargo, Inc., a Texas corporation, Kitty Hawk Charters, Inc., a Texas corporation, Aircraft Leasing, Inc., a Texas corporation, American International Airways, Inc., a Michigan corporation, American International Travel, Inc., a Michigan corporation, O.K. Turbines, Inc., a Michigan corporation, Flight One Logistics, Inc., a Michigan corporation, and Kalitta Flying Services, Inc., a Michigan corporation (the "GUARANTORS"), in connection with the offer (the "EXCHANGE OFFER") to exchange the 9.95% Senior Secured Notes Due 2004 and the Guarantees thereof (the "EXCHANGE NOTES") for any and all outstanding 9.95% Senior Secured Notes Due 2004 and the Guarantees thereof (the "PRIVATE NOTES").

You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 31, 1997 (the "REGISTRATION STATEMENT"), and such other documents as we deemed necessary.

On the basis of the foregoing, it is our opinion that the exchange of the Private Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes and therefore, is not a taxable transaction for such purposes.
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Kitty Hawk, Inc.
Kitty Hawk Aircargo, Inc.
Kitty Hawk Charters, Inc.
Aircraft Leasing, Inc.
American International Airways, Inc.
American International Travel, Inc.
O.K. Turbines, Inc.
Flight One Logistics, Inc.
Kalitta Flying Services, Inc.
February 3, 1998
Page 2





The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions, and other applicable authorities. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS. We express no opinion concerning any U.S. federal income tax consequences of the Exchange Offer except as expressly set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain U.S. Federal Income Tax Considerations" in the Registration Statement.

Very truly yours,


/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP